Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS DOUBLE-DIGIT SALES GROWTH IN 2011 SECOND QUARTER
-- Company on Pace for Record Full-Year Sales --

WARREN, Ohio – August 4, 2011 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2011.

Second quarter 2011 net sales were $190.4 million, an increase of $24.1 million, or 14.5%, compared with $166.3 million for the second quarter of 2010. The increase in the current quarter’s net sales was primarily due to higher volume in the commercial vehicle markets in both North America (60.8%) and Europe (37.4%).

Net income for the second quarter of 2011 was $3.4 million, or $0.14 per diluted share, compared with net income of $3.8 million, or $0.16 per diluted share, in the second quarter of 2010.  The second quarter net income was negatively affected by higher costs to meet customer demands, higher commodity costs and Mexican peso-denominated costs at our Mexican wiring and instrumentation locations and the start-up of a new facility in Mexico.

For the six months ended June 30, 2011, the Company reported net sales of $383.5 million, a 22.0% increase from $314.3 million for the same period in 2010.  Net income for the first six months was $6.3 million, or $0.25 per diluted share, up from $5.7 million, or $0.24 per diluted share, for the prior-year period.

As of June 30, 2011, Stoneridge’s consolidated cash position was $36.4 million, a decrease of $35.6 million from December 31, 2010, primarily due to increased working capital requirements resulting from the higher sales level and lower profitability in the Company’s wiring business.

Outlook
“Our end markets continued the robust pace that we experienced in the first quarter of 2011,” said John C. Corey, president and chief executive officer. “Though we continued to experience strong revenue growth in the second quarter, our gross profit conversion was at a rate below our potential.  Strong demand from the North American commercial vehicle market impacted our operational performance in our North American wiring business.  Results were also affected by higher commodity costs and the strengthening of the Mexican peso which affects Mexican peso-denominated costs.  While progress was made in reducing the operational cost for premium freight, we continue to work on improving plant efficiency at our North American wiring locations to meet the demand increase. We look for further enhanced profitability in the remaining quarters of 2011.  As we look ahead, we see positive underlying fundamentals in the markets we serve, such as commercial vehicle, agricultural/off highway and automotive, and we believe these trends will continue through 2012 and beyond. We reaffirm our previously announced guidance for full-year 2011 sales to be in the range of $750 million to $775 million.”

-more-

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2011 second quarter results can be accessed at 11 a.m. Eastern time on Thursday, August 4, 2011, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial vehicle, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

-more-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2011	2010	2011	2010
		As adjusted		As adjusted

Net Sales	$190,417	$166,262	$383,461	$314,336

Costs and expenses:
Cost of goods sold	152,699	126,998	306,453	241,140
Selling, general and administrative	30,305	31,447	62,895	61,015

Operating Income	7,413	7,817	14,113	12,181

Interest expense, net	4,289	5,630	8,555	11,236
Equity in earnings of investees	(1,808)	(1,611)	(3,724)	(2,302)
Other expense (income), net	534	(749)	1,533	(1,699)

Income before income taxes	4,398	4,547	7,749	4,946

Provision (benefit) for income taxes	1,158	731	1,835	(758)

Net income	3,240	3,816	5,914	5,704

Net loss attributable to noncontrolling interest	(124)	(21)	(339)	(44)

Net income attributable to Stoneridge, Inc. and subsidiaries	$3,364	$3,837	$6,253	$5,748

Basic net income per share	$0.14	$0.16	$0.26	$0.24
Basic weighted average shares outstanding	24,162	23,965	24,090	23,922

Diluted net income per share	$0.14	$0.16	$0.25	$0.24
Diluted weighted average shares outstanding	24,606	24,389	24,545	24,351

-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(in thousands)	2011	2010
		As adjusted
ASSETS

Current assets:
Cash and cash equivalents	$36,448	$71,974
Accounts receivable, less reserves of $1,623 and $2,013, respectively	126,039	102,600
Inventories, net	73,322	54,959
Prepaid expenses and other current assets	23,850	20,443
Total current assets	259,659	249,976

Long-term assets:
Property, plant and equipment, net	81,516	76,576
Investments and other long-term assets, net	67,631	60,184
Total long-term assets	149,147	136,760
Total assets	$408,806	$386,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$78,435	$68,341
Accrued expenses and other current liabilities	41,819	44,442
Total current liabilities	120,254	112,783

Long-term liabilities:
Long-term debt	169,238	167,903
Other long-term liabilities	14,795	14,831
Total long-term liabilities	184,033	182,734

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 26,451 and 25,994
shares and outstanding 25,577 and 25,393 shares, respectively, with no stated value	-	-
Additional paid-in capital	164,311	161,587
Common Shares held in treasury, 874 and 601 shares, respectively, at cost	(1,862)	(1,118)
Accumulated deficit	(71,367)	(77,620)
Accumulated other comprehensive income	9,197	4,062
Total Stoneridge Inc. and subsidiaries shareholders’ equity	100,279	86,911
Noncontrolling interest	4,240	4,308
Total shareholders' equity	104,519	91,219
Total liabilities and shareholders' equity	$408,806	$386,736

-more-

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six months ended June 30 (in thousands)	2011	2010
		As adjusted
OPERATING ACTIVITIES:
Net cash used for operating activities	$(23,113)	$(7,433)

INVESTING ACTIVITIES:
Capital expenditures	(14,117)	(7,063)
Proceeds from sale of fixed assets	3	21
Capital contribution from noncontrolling interest	271	-
Net cash used for investing activities	(13,843)	(7,042)

FINANCING ACTIVITIES:
Repayments of debt	(130)	(141)
Revolving credit facility borrowings	893	4,271
Revolving credit facility payments	(457)	(3,794)
Other financing costs	(96)	-
Repurchase of shares to satisfy employee tax withholding	(744)	-
Excess tax benefits from share-based compensation expense	-	294
Net cash (used for) provided by financing activities	(534)	630

Effect of exchange rate changes on cash and cash equivalents	1,964	(3,454)

Net decrease in cash and cash equivalents	(35,526)	(17,299)

Cash and cash equivalents at beginning of period	71,974	91,907

Cash and cash equivalents at end of period	$36,448	$74,608

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$1,208	$-

###